Exhibit 4.1

AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

RAPID LINK, INCORPORATED

Rapid Link, Incorporated, a corporation organized under the laws of the State of Delaware on December 30, 1998 under the name Ardis Telecom & Technologies, Inc. (the “Corporation”), by its Secretary and Chief Financial Officer does hereby certify that:

1. Pursuant to the provisions of Sections 242 and 245 of the Delaware General Corporation Law, the Corporation hereby amends and restates its Certificate of Incorporation as set forth below.

2. The amendment and restatement of the Certificate of Incorporation as set forth below was adopted by the Corporation’s Board of Directors on March 11, 2010.

3. The amendment and restatement of the Certificate of Incorporation as set forth below was approved by the stockholders of the Corporation at a meeting thereof duly noticed and held on June 7, 2010.

4. The undersigned officer has been authorized and directed by the Board of Directors to execute and file this certificate setting forth the text of the Certificate of Incorporation of the Corporation as amended and restated in its entirety to this date as follows:

ARTICLE I

Name

The name of the corporation (hereinafter referred to as the “Corporation”) is:

Spot Mobile International Ltd.

ARTICLE II

Registered Office and Agent

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of its registered agent at that address is the Corporation Service Company.

ARTICLE III

Purpose

The purpose of this Corporation is to engage in any lawful act, activity, or business for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

Capital Stock

A. The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is 1,100,000,000 shares, consisting of 1,000,000,000 shares of common stock, having a par value of $0.001 per share (“Common Stock”), and 100,000,000 shares of preferred stock, having a par value of $0.001) per share (“Preferred Stock”).

B. The Board of Directors is hereby expressly authorized at any time, and from time to time, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). Subject to the approval of the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, unless the vote of any other holders is required pursuant to a certificate or certificates of designation establishing a class or series of Preferred Stock.

Except as expressly provided in any certificate of designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise), purchased, or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted or exchanged for shares of stock of any other class or classes (or series), shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by a certificate of designation pursuant to the provisions of this Article IV or as part of any other series of Preferred Stock.

ARTICLE V

Management

The business and affairs of the Corporation shall be managed by and under the direction of the board of directors of the Corporation (“Board of Directors”), and the directors need not be elected by written ballot unless required by the bylaws of the Corporation (“Bylaws”).

ARTICLE VI

Board of Directors

The number of directors of the Corporation shall be such number as from time to time shall be fixed by the Board of Directors in the manner provided in the Bylaws of the Corporation; provided, however, that in no event shall the number of directors be less than one.

ARTICLE VII

Amendment of Bylaws

In furtherance of, and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend, alter, and repeal the Bylaws of the Corporation.

ARTICLE VIII

Indemnification

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duties as director of the Corporation, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts and omissions not in good faith or which involves intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or any successor thereto, or (iv) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended after the filing of this Certificate of Incorporation of which this Article VIII is a part to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

The Corporation shall indemnify to the fullest extent permitted by law any person who is made, or threatened to be made, a party to any action, suit, or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director or officer of the Corporation or serves or served as an director or officer of any other enterprises at the request of the Corporation.

Any repeal or modification of the foregoing paragraphs of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

Waiver of Section 203

The Corporation hereby expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE X

Amendment

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights, powers, privileges, and discretionary authority granted or conferred herein upon the stockholders or directors of the Corporation are granted or conferred subject to this reservation.

The undersigned does hereby certify that the facts herein stated are true, and has duly executed this Amended and Restated Certificate of Incorporation as of the 7th day of June, 2010.

By:	/s/ David Stier
David Stier
Secretary and Chief Financial Officer

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